UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

RBC BEARINGS INCORPORATED

(Exact name of registrant as specified in charter)

Delaware	95-4372080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Tribology Center 102 Willenbrock Road Oxford, CT	06478
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to Be so Registered	Name of Each Exchange on Which Each Class Is to Be Registered
Common Stock, par value $0.01 per share	New York Stock Exchange
5.00% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by RBC Bearings Incorporated, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration of its common stock, par value $0.01 per share (the “Common Stock”), and its 5.00% Series A Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”), under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the transfer of the listing of the Common Stock and the Mandatory Convertible Preferred Stock from the Nasdaq Global Select Market to the New York Stock Exchange.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

For a description of the Common Stock and Mandatory Convertible Preferred Stock being registered hereunder, reference is made to the information set forth under the heading “Description of Capital Stock—Common Stock” and “Description of Capital Stock—5.00% Series A Mandatory Convertible Preferred Stock”, respectively, in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended April 2, 2022, filed with the Commission on May 26, 2022, which information is incorporated herein by reference.

Item 2. Exhibits.

No exhibits are required to be filed because no other securities of the Registrant are currently registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RBC BEARINGS INCORPORATED

Date: September 23, 2022	By:	/s/ John J. Feeney
		Name:	John J. Feeney
		Title:	Vice President, General Counsel & Secretary

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